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                                                                    EXHIBIT 99.1

                           THOMAS & BETTS CORPORATION

                      CHARTER OF THE COMPENSATION COMMITTEE

             ADOPTED BY THE BOARD OF DIRECTORS ON SEPTEMBER 3, 2003


I. STATEMENT OF PURPOSE

The Compensation Committee (the "Committee") is a standing committee of the Board of Directors (the "Board"). The purpose of the Committee is to discharge the responsibility of the Board relating to cash compensation of the Corporation's executive officers and such other key employees as the Committee may determine (together, "Key Management"), to approve and administer the Corporation's equity-based incentive plans and to produce an annual report on executive compensation for inclusion in the Corporation's proxy statement.

II. ORGANIZATION

         A. CHARTER. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval. This charter and all amendments hereto shall be publicly disclosed as required by law or the listing standards of the New York Stock Exchange ("NYSE").

         B. MEMBERS. The Committee shall be comprised of at least three members. Each member of the Committee and a Committee Chairperson shall be appointed by the Board on the recommendation of the Corporate Governance Committee and shall meet the independence requirements of applicable law and the NYSE listing standards, the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a "non-employee director" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Committee members may be removed by the Board.

         C. MEETINGS. The Committee shall establish a schedule of meetings, which shall include at least three meetings each year; additional meetings may be scheduled with notice as required. The Committee may invite members of management or any director to attend its meetings. The Committee may hold executive sessions without management present.

         D. QUORUM; ACTION BY COMMITTEE; WRITTEN CONSENT. A quorum at any Committee meeting shall be at least a majority of the members. All

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                  determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held.

                  Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee consenting to such action without a meeting shall be effective as if it had been made at a meeting duly called and held.

         E. AGENDA, MINUTES AND REPORTS. The Chairperson of the Committee shall be responsible for establishing the agenda for the meetings of the Committee. Any member of the Committee may suggest agenda items to the Chairperson. An agenda, together with materials relating to the subject matter of each meeting, will be sent to members of the Committee prior to each meeting.

                  Minutes for all meetings of the Committee shall be prepared to document the Committee's deliberation and actions. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, and should be submitted for approval at a subsequent meeting of the Committee. The approved minutes shall be signed by the Committee Chairperson and maintained by the Secretary of the Corporation. The Committee shall make regular reports to the Board.

         F. COMMITTEE PERFORMANCE EVALUATION. The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III. DUTIES AND RESPONSIBILITIES

         The following shall be the principal duties and responsibilities of the
Committee:

         A.       COMPENSATION. The Committee shall:

                  (1) review and approve periodically, but no less frequently than annually, the Corporation's compensation philosophy for the Chief Executive Officer and other Key Management;

                  (2) review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate his/her performance in light of those goals and objectives, and set his/her compensation based on this evaluation; and

                  (3) approve and report to the Board the annual compensation (including setting goals and objectives under incentive plans) of the Corporation's Chief Executive Officer and the next four most highly compensated members of Key Management who will be named in the Corporation's annual proxy statement;

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                  In determining incentive compensation for the Chief Executive
                  Officer and the Corporation's next four most highly compensated members of Key Management who will be named in the Corporation's annual proxy statement, the Committee should consider, among other factors, the Corporation's performance and relative shareholder return (or other criteria) during such periods as the Committee may deem appropriate; the value of similar incentive awards to the chief executive officer and other key management at comparable companies and the awards given to the chief executive officer and other key management in past years. In addition, the Committee should also consider the need to retain Key Employees and to provide additional motivation to such employees to exert their best efforts on behalf of the Corporation and its shareholders.

                  The Chairperson of the Committee will be responsible for communicating to the Chief Executive Officer the evaluation of his/her performance conducted by the Committee and the level of compensation approved for the Chief Executive Officer.

         B. BENEFIT LEVELS AND PERQUISITE POLICIES. The Committee shall establish direct and indirect benefits for the Chief Executive Officer and Key Management, which are in addition to any benefits under the Corporation's broadly-based benefit plans. The Committee shall review and approve policies with respect to Key Management perquisites.

         C. INCENTIVE COMPENSATION PLANS. The Committee shall make recommendations to the Board (and shareholders as required by law or the NYSE listing standards) with respect to the establishment and terms of incentive compensation plans and equity-based plans and shall administer such plans, including reviewing and approving any awards to be granted to management under any such plan implemented by the Corporation.

         D. EMPLOYMENT AND SEVERANCE ARRANGEMENTS. The Committee shall review and approve any employment and severance arrangements and benefits of the Chief Executive Officer and Key Management in light of practices at comparable companies and any benefits received by the Corporation in connection with such arrangements.

         E. EVALUATION OF COMPENSATION PROGRAM. The Committee shall review on a periodic basis the operation of the Corporation's compensation program to evaluate its effectiveness and will recommend to the Board of Directors steps to modify compensation programs as may be deemed appropriate to help ensure that benefits or payments are reasonably related or are proportionate to the benefits received by, or performance of, the Corporation.

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         F.       SPECIAL PURPOSE ENTITIES. The Committee shall review and
                  approve any compensation arrangement for an executive officer involving any subsidiary, special purpose entity or other affiliate of the Corporation. These arrangements are expected to be permitted only in special circumstances and only when the Committee determines such arrangements may benefit the Corporation.

         G. PERSONNEL POLICIES. The Committee will review on a periodic basis personnel policies applicable to Key Management to assure they support the objectives of the Corporation and are in the long-term best interests of shareholders.

         H. SUCCESSION PROGRAMS. The Committee will review any Key Management development and succession plans to determine that specific steps are taken to assure the future availability of key executives.

         I. ORGANIZATION CHANGES. The Committee will review major organization changes which may impact Key Management succession plans and incentive compensation systems, and make recommendations to the Board where Board action is required.

         J. ACCESS TO RECORDS, CONSULTANTS AND OTHERS. The Committee shall have sole authority to engage and terminate any outside consultant or advisor to assist with any matter for which it has responsibility and to approve the terms of any such engagement.

                  In discharging its responsibilities, the Committee shall have full access to any relevant records of the Corporation and may also request that any employee or any other person, meet with any members of, or consultants and advisors to, the Committee.

         K. ANNUAL COMPENSATION COMMITTEE REPORT. The Committee shall produce an annual report on executive compensation for inclusion in the Corporation's annual proxy statement, all in accordance with applicable rules and regulations.

         L. DELEGATION. The Committee may delegate any of its responsibilities to a subcommittee comprised of two or more members of the Committee, and may delegate authority to make grants and awards under any equity-based plan to the Chief Executive Officer with such limitations as determined by the Committee and as may be required by law or the listing standards of NYSE.

         M. OTHER DUTIES AND RESPONSIBILITIES. The Committee shall also carry out such other duties and responsibilities that may be delegated to it by the Board from time to time.


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